UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to Rule 14a-12
AMERICAN ECOLOGY CORPORATION
(Name of Registrant as Specified In Its Charter)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROXY SOLICITATION AND VOTING INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
CORPORATE GOVERNANCE
SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
ELECTION OF DIRECTORS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DIRECTORS’ PROPOSAL TO APPROVE THE AMERICAN ECOLOGY CORPORATION 2008 STOCK OPTION INCENTIVE PLAN
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
COMPENSATION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
HOUSEHOLDING
OTHER MATTERS
EXHIBIT A

AMERICAN ECOLOGY CORPORATION 300 E. Mallard Drive, Suite 300 Boise, Idaho 83706 208-331-8400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m. Mountain Daylight Time on Thursday, May 22, 2008

PLACE	Stoel Rives LLP 101 S. Capitol Blvd. Suite 1900 Boise, Idaho 83702

PURPOSE	(1) To elect seven directors to the Board of Directors to serve a one year term.

(2) To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2008.

(3) To approve the new American Ecology Corporation 2008 Stock Option Incentive Plan as described herein.

(4) To transact other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on March 24, 2008. A list of stockholders will be available for inspection at the Company’s principal office in Boise, Idaho for a period of ten (10) days prior to the Annual Meeting of Stockholders and will also be available for inspection at the meeting.

VOTING BY PROXY	American Ecology Corporation is one of the early companies to take advantage of new Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. Please read the Proxy Statement for more information on this alternative, which we believe will allow us to provide our stockholders with all of the proxy information while lowering the cost of information delivery and reducing the environmental impact of our Annual Meeting of Stockholders. Your vote is important. Whether or not you are able to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented. We have provided instructions on each of the alternative voting methods in the accompanying Proxy Statement. Please vote as soon as possible.

Stephen A. Romano
Chairman of the Board of Directors

Boise, Idaho
April 9, 2008

All Stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting of Stockholders and revoke your proxy.

PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

AMERICAN ECOLOGY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2008

PROXY STATEMENT

The Board of Directors of American Ecology Corporation (“Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 22, 2008, at 8:00 a.m. Mountain Daylight Time, at the law offices of Stoel Rives LLP, 101 S. Capitol Blvd, Suite 1900, Boise, Idaho 83702, including any adjournments or postponements thereof (“Meeting” or “Annual Meeting”). We intend to mail a Notice of Internet Availability of Proxy Materials (sometimes referred to as the “Notice”), and to make this Proxy Statement available to our stockholders of record entitled to vote at the Annual Meeting, on or about April 9, 2008.

PROXY SOLICITATION AND VOTING INFORMATION

In accordance with the rules and regulations recently adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials including this Proxy Statement, the proxy card, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (“Annual Report”) to our stockholders by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless requested. Instead, the Notice will instruct stockholders as to how they may access and review all of the proxy materials. The Notice also instructs stockholders how to submit a proxy through the Internet. If you would like to receive a paper copy or e-mail copy of your proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur.

If you are a stockholder of record, you may vote in person at the Annual Meeting. A ballot will be provided to you upon your arrival. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet, by telephone or by mail. The procedures for voting by proxy are as follows:

•	To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card.

•	To vote by proxy by telephone, dial the toll free number listed on your proxy card using a touch-tone telephone and follow the recorded instructions.

•	To vote by proxy using the enclosed card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided.

All shares represented by duly executed proxies in the accompanying form received prior to the Meeting will be voted in the manner specified therein. Any stockholder granting a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Any stockholder present at the Meeting who expresses a desire to vote shares in person may also revoke his or her proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR each of the nominees for director listed herein, FOR the ratification of the Company’s independent registered public accounting firm, FOR approval of the American Ecology Corporation 2008 Stock Option Incentive Plan and, with respect to any other business that may properly come before the Meeting, at the discretion of the persons named in the proxy.

The Company is providing Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on May 21, 2008, to be counted.

The Company’s Annual Report is being furnished with this Proxy Statement to stockholders of record as of March 24, 2008. The Annual Report does not constitute a part of the proxy solicitation material except as otherwise provided by the rules of the SEC, or as expressly provided for herein.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company fixed March 24, 2008 as the record date (“Record Date”) for the determination of stockholders entitled to notice of and to vote at the Meeting. On the Record Date there were 18,246,240 shares of common stock issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders, except that in electing directors each stockholder is entitled to cumulate his or her votes and give any one candidate an aggregate number of votes equal to the number of directors to be elected (7) multiplied by the number of his or her shares, or to distribute such aggregate number of votes among as many candidates as he or she chooses. For a stockholder to exercise cumulative voting rights, the stockholder must give notice of his or her intention to cumulatively vote prior to the Meeting or at the Meeting in person, prior to voting. If any stockholder has given such notice, all stockholders may cumulatively vote. The holders of proxies will have authority to cumulatively vote and allocate such votes in their discretion to one or more of the director nominees. The holders of the proxies solicited do not intend to cumulatively vote the shares they represent unless a stockholder indicates his or her intent to do so, in which instance they intend to cumulatively vote all the shares they hold by proxy in favor of the director nominees identified herein.

The holders of a majority of the outstanding shares of common stock on the Record Date entitled to vote at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting. In accordance with the Company’s Amended and Restated Bylaws, an affirmative vote of a majority of the votes cast is required for approval of all matters. Abstentions and broker non-votes are not included in the determination of the number of votes cast at the Meeting.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors (“Board” or “Board of Directors”). Although the Company’s non-employee directors are not involved in day-to-day operations, they are kept informed of the Company’s business through written monthly financial and operations reports and other documents provided to them from time to time by the officers of the Company, as well as by operating, financial and other reports presented by the officers of the Company in preparation for, and at meetings of the Board of Directors and Committees of the Board of Directors.

The Board of Directors is ultimately responsible for the Company’s corporate governance and it is the responsibility of the Board of Directors to ensure that the Company complies with federal securities laws and regulations, including those promulgated under the Sarbanes-Oxley Act of 2002.

The Board of Directors has adopted a Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Other Executive Officers of the Company as well as a Code of Ethics for Directors (collectively the “Codes of Ethics”) which have been filed with the SEC and are posted on the Company’s website at www.americanecology.com. Please note that none of the information on the Company’s website is incorporated by reference in this Proxy Statement. There have been no waivers to the Codes of Ethics since their adoption. In May 2007 the Code of Ethics for the management team was amended to extend its application to executive officers of the Company. Any future waivers or changes would be disclosed on the Company’s website.

Independence.  The Company is required by Nasdaq listing standards to have a majority of independent directors. The Board of Directors has determined that five of the Company’s present seven directors are independent as defined by the applicable Nasdaq standards. These five Directors are Roy C. Eliff, Edward F. Heil, Jeffrey S. Merrifield, John W. Poling, Sr. and Richard T. Swope. Additionally, the Board of Directors has determined that both of the 2008 director nominees not presently serving on the Board, Mr. Barnhart and Mr. Colvin, are also independent as defined by the applicable Nasdaq standards. Each of these Directors and director nominees is free of any relationship that would interfere with his exercise of independent judgment. The Company is not aware of any potential conflict of interest involving either Directors or management that is not disclosed in this Proxy Statement.

Meetings of the Board of Directors.  During the year ended December 31, 2007, the Board of Directors held four regularly scheduled and two special meetings of the full Board. Each of the directors attended at least 75% of the aggregate of the total meetings of the Board of Directors and the total number of meetings held by the Committees on which he served. Director attendance at the Annual Meeting of Stockholders is encouraged but not required. All Directors who stood for election at the 2006 Annual Meeting of Stockholders on May 17, 2007 attended the meeting. The Board of Directors met in executive session without management present at three of four regularly scheduled Board of Directors meetings in fiscal year 2007. It is the policy of the Board of Directors to hold regular executive sessions where non-employee directors meet without management participation.

Committees of the Board of Directors.  The three standing committees of the Board of Directors are the Audit, Corporate Governance and Compensation Committees.

Audit Committee — Current members of the Audit Committee are Messrs. Eliff, Poling and Swope. Mr. Poling is chairman. The Audit Committee, which met four times in 2007, has the following duties:

•	Reviews the proposed plan and scope of the Company’s annual audit as well as the audit results and reviews and approves services provided by the Company’s independent registered public accountants and their fees;

•	Meets with management to assure the adequacy of accounting principles, financial controls and policies;

•	Reviews transactions that may present a conflict of interest on the part of management or directors;

•	Meets at least quarterly to review financial results, discuss financial statements and make recommendations to the Board;

•	Recommends dividend policy and confirms that cash flows are sufficient to support dividend payments prior to declaration; and

•	Reviews the independent registered public accountants’ recommendations for internal controls, adequacy of staff and management performance concerning audit and financial controls.

The Board of Directors has determined that Messrs. Eliff, Poling and Swope meet the independence requirements set forth in the applicable Nasdaq listing standards and applicable rules under the Securities Exchange Act of 1934 as amended, and that Messrs. Eliff and Poling qualify as “financial experts” as defined in Item 401(h) of Regulation S-K. The written charter for the Audit Committee is available on the Company’s website at www.americanecology.com.

Corporate Governance Committee — Current members of the Corporate Governance Committee are Messrs. Eliff, Heil and Merrifield. Mr. Heil is chairman. The Corporate Governance Committee, which met twice in 2007, fulfills the requirements of a nominating committee required by the applicable Nasdaq listing standards. The Committee is responsible for identifying and recommending qualified and experienced individuals to fill vacancies and potential new director seats if the Board is expanded. The Corporate Governance Committee charter is available on the Company’s website at www.americanecology.com. The Board of Directors has determined that Messrs. Eliff, Heil and Merrifield meet the independence requirements set forth in the applicable Nasdaq listing standards. On April 4, 2008 the Corporate Governance Committee recommended and the Board of Directors unanimously approved the seven director nominees standing for election at the Annual Meeting, six of whom the Board of Directors has determined are independent as defined by the applicable Nasdaq standards.

Compensation Committee — Current members of the Compensation Committee, which met four times in 2007, are Messrs. Eliff, Poling and Swope. Mr. Eliff is chairman. The Compensation Committee makes recommendations concerning employee salaries and incentive compensation, administers and approves grants under the Second Amended and Restated 1992 Stock Option Plan, the 2005 Non-Employee Director Compensation Plan and the 2006 Restrictive Stock Plan, addresses executive compensation and contract matters and performs other Board delegated functions. The Board of Directors has determined that Messrs. Eliff, Poling and Swope meet the independence requirements set forth in the applicable Nasdaq listing standards. The Board of Directors has not adopted a written charter for the Compensation Committee.

Lead Director.  On February 26, 2008, Mr. Romano, President and Chief Executive Officer, was appointed chairman of the Board, replacing Mr. Leung. The Board has appointed an independent non-employee director to act as “Lead Director” to, among other things, serve as a liaison between the non-independent chairman and the independent directors; approve information sent to the Board; approve meeting agendas for the Board; approve meeting schedules to help ensure that there is sufficient time for discussions of all agenda items; conduct executive session without management and to call meetings of the independent directors. The Corporate Governance Committee Charter specifies that the chairman of that Committee shall serve as Lead Director. As noted above, Mr. Heil presently chairs that committee.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In accordance with SEC rules and regulations, the Company must receive stockholder proposals submitted for inclusion in the Company’s proxy materials and for consideration at the 2008 Annual Meeting of Stockholders no later than December 5, 2008. Any such proposals are requested to be submitted to Jeffrey R. Feeler, Secretary, American Ecology Corporation, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706 and should comply with the SEC rules governing stockholder proposals submitted for inclusion in proxy materials.

Stockholders may also submit recommendations for nominees for director to Jeffrey R. Feeler, Secretary, American Ecology Corporation, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706. Recommendations are requested by December 5, 2008 for consideration by the Corporate Governance Committee for the 2008 Annual Meeting of Stockholders. In considering any nominee proposed by a stockholder, the Corporate Governance Committee will apply the same criteria it uses in evaluating all director candidates. Nominees should reflect the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company.

Other stockholder communications to the Board of Directors may be sent at any time to Jeffrey R. Feeler, Secretary, American Ecology Corporation, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706. Management intends to summarize and present such communications to the Board of Directors.

ELECTION OF DIRECTORS

PROPOSAL NO. 1

At the Meeting, the seven Director nominees receiving the greatest number of votes cast will be elected, provided that each nominee receives a majority of the votes cast. Directors so elected will hold office until the next Annual Meeting of Stockholders or until their death, resignation or removal, in which case the Board of Directors may or may not appoint a successor. It is the intent of the persons named in the proxy, Stephen A. Romano and Jeffrey R. Feeler, to vote proxies that are not marked to the contrary for the director nominees named below. If any nominee is unable to serve, the named proxies may, in their discretion, vote for any or all other persons who may be nominated.

The Corporate Governance Committee recommended seven Directors to stand for election to the Board of Directors. During the nominating process, the Committee received input from multiple sources and evaluated a variety of subjective criteria. All nominees have agreed to serve if elected.

Jeffrey S. Merrifield and Victor J. Barnhart were recommended for nomination to the Board by Stephen A. Romano in 2007 and 2008 respectively. In 2008, Joe F. Colvin was recommended for nomination to the Board by Mr. Merrifield. No fees were paid to any party for identifying and presenting these nominations to the Board. During 2007, the Company did not receive any nominee recommendations from stockholders owning more than 5% of the Company’s common stock.

Current Directors Kenneth C. Leung and Richard T. Swope are not standing for re-election to the Board of Directors.

Nominees for Directors

Name	Age	Position with Company	Residence	Director Since

Victor J. Barnhart	65	Independent Director	Gilbert, SC	—
Joe F. Colvin	65	Independent Director	Santa Fe, NM	—
Roy C. Eliff	72	Independent Director	Hunt, TX	2002
Edward F. Heil	63	Independent Director	Miami Beach, FL	1994
Jeffrey S. Merrifield	44	Independent Director	Davidson, NC	2007
John W. Poling, Sr.	62	Independent Director	West Chester, PA	2006
Stephen A. Romano	53	President, CEO & Chairman of the Board	Boise, ID	2002

Victor J. Barnhart is a consultant to nuclear service and chemical companies on operations, strategic planning and acquisitions. Mr. Barnhart has over 20 years of senior executive experience in nuclear fuel cycle facility operations, environmental remediation, hazardous and radioactive waste management and industrial and chemical plant services. He served as CEO of a number of Waste Management Inc. companies including NSC Corporation, Rust Remedial Services, Chem-Nuclear Systems and The Brand Companies, and before then held management positions with Westinghouse Electric and Nuclear Fuel Services-Getty Oil. He has also served on the boards of The Brand Companies, NSC Corporation and OHM Corporation.

Joe F. Colvin is a former senior executive with over 40 years of experience in the nuclear energy field. Mr. Colvin serves on the Board of Directors of Cameco Corporation, the world’s largest uranium producer, and is a director for the American Nuclear Society. He is President Emeritus of the Nuclear Energy Institute, Inc. (NEI), serving since 2005 and previously served in various executive positions with the NEI including President and CEO (1996 to 2005) and Executive Vice President and COO (1994 to 1996). Mr. Colvin previously held senior management positions with the Nuclear Management and Resources Committee and the Institute for Nuclear Power Operations. Mr. Colvin served 20 years as a line officer with the U.S. Navy nuclear submarine program.

Roy C. Eliff joined the Board of Directors in 2002.  Mr. Eliff is a consultant to solid waste and environmental companies in the area of acquisitions and mergers. Mr. Eliff has served as an officer, director or Chief Financial Officer of publicly held companies, including 20 years as Vice President of Corporate Development/Acquisition for Browning Ferris Industries.

Edward F. Heil joined the Board of Directors in 1994.  Mr. Heil is a land developer and private investor, and has owned and operated one of the largest solid waste landfills in the midwestern United States. Mr. Heil has more than 40 years experience in the construction and waste service industries and has, since 2002, served as a member of E.F. Heil, LLC, operator of a landfill in Plainfield, Illinois.

Jeffrey S. Merrifield joined the Board of Directors in 2007. Mr. Merrifield’s background includes more than 20 years of diverse experience as a two term Presidential appointee to the U.S. Nuclear Regulatory Commission where he served from 1998 to 2007, a senior Congressional staff member, and a practicing attorney in Washington, D.C. Mr. Merrifield is currently Senior Vice President of the Shaw Group’s Power Group. He is a member of the American Nuclear Society and is admitted to the Bar in Washington, D.C. and New Hampshire.

John W. Poling, Sr. joined the Board of Directors in 2006. Mr. Poling also serves on the boards of Kreisler Manufacturing Corp., Tactical Solution Partners, Inc. and SystemOne Technologies, Inc. He currently provides independent financial consulting and advisory services to both public and private companies. From November 2004 to July 2006, Mr. Poling was Executive Vice President and Chief Financial Officer and from July 2006 to March 2007, Mr. Poling was Executive Vice President for Corporate Development for The TUBE Media Corp. From 2002 to 2004 he was a partner at the financial consulting and information technology firm, Tatum Partners, LLP. He has also held Chief Financial Officer and other executive positions with U.S. Plastic Lumber Corporation, Roy F. Weston and Envirosource Technologies, the previous owner of the Company’s Grand View, Idaho facility.

Stephen A. Romano joined the Board of Directors in 2002. He has served with the Company for more than 18 years in various positions. He was appointed President and Chief Operating Officer in October 2001, Chief Executive Officer in March 2002, and Chairman of the Board of Directors in February 2008. Mr. Romano earlier worked for the U.S. Nuclear Regulatory Commission, the Wisconsin Department of Natural Resources and EG&G Idaho.

The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

The Audit Committee has selected and the Board of Directors has approved Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accountants for the 2008 fiscal year. Moss Adams has examined the financial statements of the Company since its 2002 fiscal year. A Moss Adams representative plans to be present at the Annual Meeting to answer questions and will have an opportunity to make a statement if he or she desires to do so.

While stockholder ratification of Moss Adams as the Company’s independent registered public accountants is not required by the Company’s Articles, Bylaws or otherwise, the Board is submitting its selection of Moss Adams for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board, in conjunction with its Audit Committee, will reconsider whether to retain Moss Adams. If the selection is ratified, the Board and the Audit Committee, in their discretion, may direct the appointment of a different independent accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Moss Adams. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been ratified.

Audit and Other Fees

The aggregate fees billed to the Company for the fiscal years ended December 31, 2007 and 2006 by the Company’s principal accounting firm, Moss Adams, were as follows:

	2007	2006

Audit Fees	$157,639	$257,217
Audit-Related Fees (Audit of Employee Benefit Plan)	14,914	11,860
Tax Fees	—	—
All Other Fees[1]	4,000	3,462

Total Fees	$176,553	$272,539

[1]	“All Other Fees” in 2007 were for the review of a registration statement on Form S-8. In 2006 “All Other Fees” were for the review and consultation of correspondence with the SEC.

Moss Adams prepares an annual engagement letter that is submitted to the Audit Committee for approval. The engagement letter is a contract between the Company and Moss Adams that specifies the responsibilities of each party. It is signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer. The Company pays Moss Adams a fixed amount for the annual audit and each quarterly review and for any other services agreed to in the engagement letter or subsequent amendments. The Audit Committee believes that Moss Adams’ provision of non-audit services is compatible with maintaining the firm’s independence.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Moss Adams as the Company’s independent registered public accounting firm.

DIRECTORS’ PROPOSAL TO APPROVE THE AMERICAN ECOLOGY CORPORATION 2008 STOCK OPTION INCENTIVE PLAN

PROPOSAL NO. 3

The Company’s Second Amended and Restated 1992 Stock Option Plan (“1992 Plan”) provides for the granting of options to purchase the Company’s common stock used in management’s long-term incentive program. The Company’s 2005 Non-Employee Director Compensation Plan (“2005 Plan”) and the 2006 Restricted Stock Plan provide for, among other things, the compensation of non-employee directors, executive officers and select other employees in the form of grants of restricted shares of Company common stock. There are no remaining shares available under the 1992 Plan to grant future incentive options to purchase the Company’s common stock. The Board of Directors believes it is in the best interest of the Company and its stockholders to adopt an additional plan, approved by our stockholders, which will provide for long-term incentive compensation in the form of options to purchase shares of Company common stock to qualified employees and directors and potentially non-employee agents, consultants, advisers and independent contractors and to further align these individuals’ interests with the interests of the Company’s stockholders. Accordingly, effective April 4, 2008, the Board of Directors adopted the American Ecology Corporation 2008 Stock Option Incentive Plan (the “Plan”), subject to stockholder approval.

The principal features of the Plan are summarized below. The summary does not contain all information that may be important to you. The complete text of the Plan is set forth as Exhibit A to this Proxy Statement.

Effective Date, Term, Amendment and Termination — The Plan will become effective on May 23, 2008, the day after the scheduled Annual Meeting. The Plan will not be effective and no stock options will be granted unless the Plan has received stockholder approval. The Board may at any time modify or amend the Plan; provided that no option may be amended without the optionee’s consent if such change would adversely affect the optionee. The Plan will terminate on the earliest of the date when all shares available for issuance have been issued, the date the Board terminates the Plan or April 4, 2018.

Shares Subject to the Plan — The options to be offered under the Plan shall be for common stock of the Company. The total number of shares that may be issued under the Plan is 1,500,000. No employee may be granted options for more than an aggregate of 500,000 shares of common stock in the calendar year in which the employee is hired or 200,000 shares of common stock in any other calendar year.

Administration — Except as provided in the following sentence, the Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom options shall be granted, the number of shares subject to the options and the other terms and conditions of the options. The Compensation Committee of the Board of Directors shall administer the Plan with respect to any options granted to “covered employees” and the Compensation Committee shall have the full authority of the Board of Directors, as described in the Plan, with respect to such options. Subject to provisions of the Plan, the Board of Directors and its Compensation Committee shall have sole authority to, among other things (a) interpret and administer the Plan, (b) make rules and regulations relating to the administration of the Plan, and (c) make any other determinations that it deems necessary to administer the Plan.

Eligibility — Awards may be made under the Plan to selected employees, officers and directors of the Company or any subsidiary of the Company and selected non-employee agents, consultants, advisers and independent contractors of the Company or any subsidiary of the Company. Only employees of the Company or any subsidiary of the Company are eligible to receive Incentive Stock Options under the Plan. The recipient of any award under the Plan shall have no rights as a stockholder with respect to any shares of common stock until the date the recipient becomes the holder of those shares.

Incentive and Non-Statutory Stock Options — Subject to certain limitations set forth in the Plan, the Board of Directors may determine the number of shares subject to an option award, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. Options granted under the Plan will continue in effect for a period fixed by the Board of Directors, but may not exceed ten (10) years from the date of grant.

Option Repricing — Except in connection with a corporate transaction involving the Company (including without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or if approved by stockholders prior to such action, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options and the Plan will not permit any cancellations or substitutions of outstanding options in exchange for cash, other awards or options with an exercise price that is less than the exercise price of the original options.

Federal Income Tax Consequences — We believe that under present law, the following are the U.S. federal income tax consequences generally arising with respect to awards of Incentive Stock Options and Non-Statutory Stock Options. In general, there are no taxes imposed on the optionee upon receipt of an Incentive Stock Option or Non-Statutory Stock Option, nor upon exercise of an Incentive Stock Option. At the time of exercise of a Non-Statutory Stock Option, any appreciation above the exercise price to the fair market value on the date of exercise is considered ordinary income and will be taxed as such. The cost basis for the stock received upon the exercise of a Non-Statutory Stock Option is set at the fair market value of the stock on the exercise date. Gain or loss on a later disposition will be calculated from that basis and will be treated as short-term or long-term capital gain or loss depending on the holding period of the stock. When an optionee disposes of stock acquired upon the exercise of an Incentive Stock Option the treatment of any gain will depend on the timing of the sale. If stock is sold at a gain after the later of two years after the receipt of the option or one year after the receipt of the stock (a qualifying disposition) then all of the gain is long-term capital gain, measured by the difference between the option exercise price and the sale proceeds.

New Plan Benefits — There have been no grants made under the Plan. Because benefits under the Plan will depend on the actions of the Board and the value of the Company’s common stock, it is not possible to determine the benefits that will be received if the Plan is approved by stockholders.

The Board of Directors unanimously recommends a vote FOR approval of the American Ecology Corporation 2008 Stock Option Incentive Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 about the common stock that may be issued under all of our existing equity compensation plans, including the Second Amended and Restated 1992 Stock Option Plan, 2005 Non-Employee Director Compensation Plan and the 2006 Restricted Stock Plan. All of these plans have been approved by our stockholders.

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights[1]	Warrants and Rights[2]	Column (a))
	(a)	(b)	(c)

Equity stock option compensation plans approved by security holders	283,784	$17.10	354,100
Equity compensation plans not approved by security holders	—	—	—
Total	283,784	$17.10	354,100

[1]	Includes 17,408 shares of unvested restricted stock awards outstanding under the 2005 Non-Employee Director Compensation Plan and 2006 Restricted Stock Plan.

[2]	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock awards, which have no exercise price.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has also discussed with Moss Adams, the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards 61. These include, among other items, the audit of the Company’s financial statements. The Audit Committee has reviewed with the independent registered public accountants their judgment as to the quality (i.e. not just the acceptability) of the Company’s accounting principles, as well as their opinion on the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has received written disclosures and the letter from Moss Adams required by Independence Standards Board Standard No. 1 relating to the registered public accountants’ independence from the Company and its related entities and has discussed with Moss Adams the registered public accountants’ independence from the Company. The Audit Committee has considered whether the provision of services by the registered public accountants, other than audit services and review of Forms 10-Q, is compatible with maintaining the registered public accountants’ independence.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s earnings release and quarterly report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007 and the fiscal year earnings release and audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. This included discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the review and discussion of the Company’s audited financial statements with management and the independent registered public accountants described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

While the Audit Committee has provided oversight, advice and direction regarding the Company’s financial reporting process, management is responsible for establishing and maintaining the Company’s internal controls, the preparation, presentation and integrity of financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. It is the responsibility of the independent registered public accountants, not the Audit Committee, to conduct the audit and opine on the conformity of the financial statements with accounting principles generally accepted in the United States and to review the Company’s unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

This report is respectfully submitted by the Audit Committee of the Board of Directors:

AUDIT COMMITTEE

John W. Poling, Sr., Committee Chairman
Roy C. Eliff
Richard T. Swope

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s compensation program for the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers. These individuals are referred to collectively in this Proxy Statement as the Company’s “Named Executive Officers.” The Company’s executive compensation program is performance-based and otherwise designed to ensure that the interests of executive officers are closely aligned with those of stockholders. The Board believes this program is effective in allowing the Company to attract and motivate highly-qualified senior talent capable of delivering outstanding business performance. The following discussion presents the Company’s executive compensation program and policies. The Compensation Committee has provided oversight on the design and administration of the Company’s program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board that it be included in this Proxy Statement.

Principles and Objectives

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. Committee membership is determined by the Board of Directors. Its role is to oversee the Company’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to selected employees) and to review and propose all compensation matters for Company officers, including the Named Executive Officers. The Compensation Committee submits its recommendations to the non-employee Directors of the Board for approval.

The Board of Directors believes performance-based executive compensation should reflect value created for stockholders consistent with the Company’s strategic goals. The following principles are among those applied by the Compensation Committee:

•	Executive compensation programs should support long-term and short-term strategic goals and objectives.

•	Executive compensation programs should reflect the Company’s overall value and business growth and reward individuals for outstanding contributions.

•	Short and long-term executive compensation are critical factors in attracting and retaining well-qualified executives.

The Compensation Committee seeks to apply best practices in developing and administering compensation and benefit programs and has taken steps to enhance its ability to effectively carry out its responsibilities and to ensure that the Company maintains strong links between pay and performance. Examples of actions the Compensation Committee has taken to accomplish this include:

•	periodically rotating Compensation Committee members and the Committee chairman;

•	reviewing publicly available data on compensation for executive officers in peer group companies (consisting of EnergySolutions, Inc.; Clean Harbors, Inc.; Perma-Fix Environmental Services, Inc. and Waste Management, Inc.);

•	linking annual Chief Executive Officer pay and stockholder value creation;

•	establishing minimum stock ownership requirements for the Chief Executive Officer;

•	entering into change-of-control agreements to better align the interests of executives and other key employees with stockholders; and

•	establishing incentive programs for the Chief Executive Officer and other senior executives.

Relevance to Performance

The executive compensation program emphasizes performance measured by goals that align the interest of executives with those of the Company and its stockholders. For the Named Executive Officers to earn incentive payments, the Company must meet or exceed specified financial performance targets (discussed below) based on achievement of specified operating income growth, a measure determined by the Board of Directors to reflect meaningful creation of stockholder value. For 2007, the Company’s targets were met and incentive payments were made upon the availability of final audited financial statements. A substantially similar program has been approved for Named Executive Officers and other key employees for fiscal year 2008. The Board also grants equity-based compensation based on the Company’s performance and the performance of executives and other employees considered for such grants. The Compensation Committee evaluates such grants based on performance considerations and financial impact to the Company, including the effect of dilution on earnings per share calculations.

Elements of Compensation

Executive compensation is based on three components: base salary, annual short-term incentive opportunities and discretionary equity-based awards. The Compensation Committee regularly reviews each element of the compensation program to ensure consistency with the Company’s objectives. The Compensation Committee believes that each compensation element complements the others and that together they serve to achieve the Company’s compensation objectives.

Base Salary — The Company provides competitive base salaries to attract and retain executive talent. The Compensation Committee believes that a competitive base salary provides a degree of financial stability for the Named Executive Officers. Salaries also form the basis for evaluating other compensation. For example, annual short-term incentive opportunities are calculated as a percentage of base salary.

In determining appropriate base salaries for executive officers, the Compensation Committee considers, among other factors, (i) executive compensation at peer group companies taking into account the relative size of the companies, (ii) performance of the Company and contributing roles of individual executive officers, (iii) each executive’s experience and responsibilities, and (iv) the performance of each executive. The Compensation Committee does not assign a particular weight to any one factor.

Changes in base salaries for the Named Executive Officers during the 2007 fiscal year are set forth in the table below. The Compensation Committee increased Mr. Feeler’s and Mr. Bell’s base salaries in recognition of their respective promotions from Controller to Chief Financial Officer and Vice President of Hazardous Waste Operations to Vice President of Operations, including the Company’s Richland, Washington low-level radioactive waste operation. Mr. Welling and Mr. Cooper received general cost of living increases. Mr. Romano declined consideration of an annual salary adjustment.

	Base Salary as of	Base Salary as of
	December 31,	December 31,	Percentage
	2006	2007	Increase
Name and Principal Position	($)	($)	(%)

Stephen A. Romano	275,000	275,000	0
President, CEO & Chairman of the Board
Jeffrey R. Feeler	120,000	140,000	16.7
Vice President & Chief Financial Officer
Steven D. Welling	128,750	130,000	1.0
Vice President of Sales & Marketing
John M. Cooper	125,000	130,000	4.0
Vice President & Chief Information Officer
Simon G. Bell	125,000	156,200	25.0
Vice President of Operations

On December 6, 2007, the Compensation Committee approved the annual base salary for each of the members of the executive leadership team, including the Name Executive Officers for fiscal year 2008. The fiscal year 2008 base salary for each of the Company’s Named Executive Officers is as follows:

Base Salary
Effective
January 1,
2008
Name and Principal Position	($)

Stephen A. Romano	275,000
President, CEO & Chairman of the Board
Jeffrey R. Feeler	160,000
Vice President & Chief Financial Officer
Steven D. Welling	130,000
Vice President of Sales & Marketing
John M. Cooper	135,000
Vice President & Chief Information Officer
Simon G. Bell	162,000
Vice President of Operations

Annual Short-Term Incentives — Consistent with its commitment to performance-based compensation, the Company has established plans under which Named Executive Officers and other employees are eligible to earn annual incentive cash payments (“Cash Incentive”) based on Company performance compared to established operating income targets. This Cash Incentive is calculated as a percentage of annual base salary. These percentages are developed by the Compensation Committee according to each person’s duties, level and range of responsibility and other compensation and are submitted to the non-employee Directors of the Board for approval.

Payment of Cash Incentives is contingent on the Company meeting its annual operating income targets. If financial targets are attained, each Named Executive Officer will receive 50% of his Cash Incentive target, with an additional 50% contingent on evaluation of such officer’s contribution to achieving Company priorities, as well as an evaluation of the quality of the individual’s performance in carrying out assigned responsibilities. Upon the availability of audited financial statements, Cash Incentives are determined and paid for the prior fiscal year.

Effective January 1, 2007, the Committee recommended and the Board of Directors approved the 2007 Executive/Senior Management Incentive Bonus Plan (“2007 MIP”) covering the performance of all Named Executive Officers and other key employees. For 2007, both the target operating income of $26,816,039 and the “stretch” budget target operating income of $30,302,124 were exceeded and maximum payments available under the Plan were made equal to 100% of base salary for Mr. Romano, 45% of base salary for Messrs. Feeler, Cooper and Bell and 35% of base salary for Mr. Welling. To be eligible for an award under the 2007 MIP, the participant had to be employed by the Company on the last day of the performance period and on the date of any such payment.

For Mr. Welling, Vice President of Sales & Marketing, non-equity incentive plan compensation also includes payments under the Company’s 2004 Sales Incentive Plan (“2004 Sales Plan”). This plan is designed to, among other things, leverage Mr. Welling’s sales and leadership skills to improve the performance of individual sales team members and drive overall team performance and efficiency. Mr. Welling is paid quarterly based on a percentage of treatment and disposal revenue (transportation revenue is not included) generated at the Company’s four operating facilities, with the exception of rate-regulated low-level radioactive waste received at the Company’s Richland, Washington facility.

On December 6, 2007, the Board approved the 2008 Executive Management Incentive Bonus Plan wherein each of the Named Executive Officers will be eligible to receive a bonus payment for fiscal year 2008 if the base financial performance target (the “Base Budget Target”) is achieved. The bonus opportunity for achieving the 2008 Base Budget Target is up to 75% of base salary for Mr. Romano, up to 35% of base salary for Messrs. Bell, Feeler and Cooper and up to 25% of base salary for Mr. Welling. In the event the Company exceeds the Base Budget Target, Mr. Romano will be eligible for an additional bonus payment calculated by multiplying his base salary by 2.5% for every 1% increase over the Base Budget Target. Similarly, Messrs. Bell, Feeler, Cooper and Welling will be eligible for an additional bonus payment calculated by multiplying their respective salaries by 1% for every 1%

increase over the Base Budget Target. To incent the highest achievable operating income growth, a maximum payout no longer applies. Mr. Welling will also be compensated under the 2004 Sales Plan.

Discretionary Equity-Based Awards — The Company may grant options to purchase common stock or shares of restricted stock to key employees, including the Named Executive Officers, as part of their total compensation package. These awards are consistent with Company compensation principles because they focus the attention of executives on long-term strategic goals through multi-year vesting formulas. This directly aligns the interest of executives with stockholders because the ultimate value of the stock options and restricted stock depends on the Company’s future success. Discretionary grant recommendations for 2007 reflected consideration of information on peer group companies, employee and Company performance, previous grants by the Company and executive retention objectives. The specific number of shares awarded key employees, including the Named Executive Officers, is based on the recipient’s level and range of responsibility within the Company.

Other Compensation — Employee benefits are offered to key executives to meet current and future health and security needs for the executives and their families. These benefits are generally the same as those offered to all employees of the Company. Benefits offered to eligible employees, including the Named Executive Officers, include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements and a 401(k) retirement savings plan that includes a partial Company match. The Company may, from time to time, grant discretionary bonuses to Named Executive Officers in order to achieve defined objectives. This compensation element is infrequently used and no such payments were made in 2007.

Role of Executive Officers and Consultants

While the Compensation Committee determines the Company’s overall compensation philosophy and sets the compensation of the Chief Executive Officer, it asks the Chief Executive Officer to consult with the Committee Chairman and make recommendations with respect to both overall guidelines and specific compensation decisions for the other executive officers. As part of this process, the Chief Executive Officer gathers publicly available compensation data and financial performance metrics including operating income growth, return on total assets and return on equity for peer competitors. These peer compensation data and performance metrics are combined with historical compensation information for each executive officer and provided to the Compensation Committee along with a recommendation for each executive officer’s salary. The Committee then evaluates this and other information and discusses it with the Chief Executive Officer and during Committee executive session before presenting its recommendations to the Board of Directors. While the Compensation Committee has the authority to retain compensation consultants to assist it in evaluating the compensation of executive officers, consultants were not utilized in 2007.

Competitive Considerations

In determining the overall compensation level for the Named Executive Officers, the Compensation Committee reviewed publicly available data on base salary, bonus and long-term incentive compensation for executive officers with similar responsibilities in a peer group consisting of EnergySolutions, Inc.; Clean Harbors, Inc.; Perma-Fix Environmental Services, Inc. and Waste Management, Inc. While the market capitalization of three of the four companies in the peer group are substantially higher than the Company’s, these peers compete directly with the Company and participants in the market in which the Company operates is very limited. Based on this, the Compensation Committee believes it is necessary to consider this market data in making compensation decisions to attract and retain talent. The Company does not attempt to maintain a certain target percentile within the peer group. Instead, total compensation for the Named Executive Officers is reviewed to determine whether the Company is generally competitive in the market in which it operates, taking into consideration, among other things, the size of the Company, market compensation in Boise, Idaho (location of the Company’s headquarters), experience of the Named Executive Officers and results of operations.

Equity and Security Ownership Guidelines

Stock ownership requirements were recently put in place to further align the interests of the Chief Executive Officer with those of stockholders. The First Amendment to Stock Option Agreement between the Company and Mr. Romano provides that, effective December 7, 2006, Mr. Romano must retain shares of common stock equal in value to at least four times his annual salary. Common stock ownership includes shares over which he has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options. Non-compliance would result in forfeiture of any unvested stock options and ineligibility to participate in Company incentive programs. Mr. Romano’s ownership requirement is effective until the earlier of a change of control, the termination of his employment without cause, his resignation for good reason, or a change in his title or duties from that of Chief Executive Officer. Mr. Romano currently owns stock in excess of his stock ownership requirement. Equity ownership requirements do not presently apply to other Named Executive Officers.

Severance Arrangements

The Company entered into an employment agreement with Mr. Romano in order to establish mutual expectations regarding the employment relationship and the potential benefits the Chief Executive Officer may receive. With the exception of Mr. Romano, the Company does not presently maintain employment agreements with Named Executive Officers. The Compensation Committee believes that the absence of employment agreements provides the Company with more flexibility. However, the Company has entered into change-of-control agreements with its Named Executive Officers and certain other key employees to better align the interests of these individuals with those of its stockholders in the event of a potential change of control. Under these agreements, each Named Executive Officer is entitled to certain payments and benefits if a change of control occurs, including, but not limited to, extended health insurance coverage and accelerated vesting of restricted stock and stock options, thus providing an incentive to Named Executive Officers to maximize stockholder value in connection with any such change of control. The Compensation Committee believes that these protections are an effective tool for attracting and retaining key employees and are reasonably similar to those of other companies. For more information on the change-of-control agreements, refer to the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.

This report is respectfully submitted by the Compensation Committee of the Board of Directors:

COMPENSATION COMMITTEE

Roy C. Eliff, Committee Chairman
John W. Poling, Sr.
Richard T. Swope

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of the Named Executive Officers for the years ended December 31, 2007 and 2006.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards[1]	Awards[2]	Compensation[3]	Compensation[4]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Stephen A. Romano	2007	275,000	32,398	86,346	275,000	8,625	677,369
President, CEO &	2006	245,577	2,901	71,617	494,505	7,260	821,860
Chairman of the Board
Jeffrey R. Feeler	2007	133,462	22,558	50,801	63,000	6,076	275,896
Vice President & Chief	2006	50,769	1,450	24,670	26,460	—	103,349
Financial Officer
Steven D. Welling	2007	129,952	16,199	50,175	320,675	8,188	525,189
Vice President of	2006	128,750	1,450	24,670	220,681	7,260	382,811
Sales & Marketing
John M. Cooper	2007	129,808	16,199	50,175	58,500	6,873	261,554
Vice President & Chief	2006	124,694	1,450	24,670	55,688	5,852	212,354
Information Officer
Simon G. Bell	2007	146,808	22,558	50,801	70,290	8,015	298,472
Vice President of Operations	2006	125,000	1,450	24,670	55,688	6,700	213,508

[1]	Represents the amounts recognized as compensation expense for financial statement reporting purposes with respect to restricted stock, determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”). Compensation expense is equal to the value of the restricted shares based on the closing market price of the Company’s common stock on the grant date and is recognized ratably over the vesting period.

[2]	Represents the amounts recognized as compensation expense for financial reporting purposes with respect to stock options, determined in accordance with FAS 123R. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of the options under FAS 123R are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

[3]	Represents the amount earned for performance under the short-term management incentive plans and, in the case of Mr. Welling, a sales incentive plan.

[4]	Includes contributions the Company made on behalf of each Named Executive Officer under the Company sponsored 401(k) plan, dividends paid on unvested restricted stock and the dollar value of insurance premiums paid by the Company with respect to life insurance. The dollar value of life insurance premiums paid in 2007 on behalf of each of the Named Executive Officers was $650 for Mr. Romano, $523 for Mr. Feeler, $488 for Mr. Welling, $476 for Mr. Cooper and $530 for Mr. Bell. For Mr. Bell, “All Other Compensation” also includes $528 of imputed income for use of a Company vehicle.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information for each Named Executive Officer regarding estimated payouts of the (i) annual cash incentive opportunities granted under their respective incentive plans and (ii) the number of restricted shares and options to purchase common stock awarded during the year ended December 31, 2007.

						All Other
					All Other	Option		Grant
					Stock	Awards:		Date Fair
					Awards:	Number of	Exercise or	Value of
		Estimated Future Payouts Under			Number of	Securities	Base Price	Stock and
		Non-Equity Incentive Plan Awards[1]			Shares of	Underlying	of Option	Option
		Threshold	Target	Maximum	Stock or Units	Options	Awards[2]	Award[3]
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Stephen A. Romano		—	206,250	275,000	—	—	—	—
	12/6/2007	—	—	—	2,000	—	—	46,960
Jeffrey R. Feeler		—	49,000	63,000	—	—	—	—
	12/6/2007	—	—	—	—	7,000	23.48	40,740
	12/6/2007	—	—	—	1,500	—	—	35,220
Steven D. Welling		—	32,500	45,500	—	—	—	—
		—	220,681	—	—	—	—	—
	12/6/2007	—	—	—	—	4,000	23.48	23,280
	12/6/2007	—	—	—	1,000	—	—	23,480
John M. Cooper		—	45,500	58,500	—	—	—	—
	12/6/2007	—	—	—	—	4,000	23.48	23,280
	12/6/2007	—	—	—	1,000	—	—	23,480
Simon G. Bell		—	54,670	70,290	—	—	—	—
	12/6/2007	—	—	—	—	7,000	23.48	40,740
	12/6/2007	—	—	—	1,500	—	—	35,220

[1]	Represents the range of potential payouts under the 2007 MIP. The “Target” (column (d)) represents the amount to which the Named Executive Officers were entitled based on the Company achieving targeted operating income levels. “Maximum” represents the amount to which the Named Executive Officers were entitled based on (i) the Company achieving the “stretch” budget and (ii) favorable evaluations of the Named Executive Officers. Because Mr. Welling’s “Target” non-equity incentive compensation under the 2004 Sales Plan is not determinable, the$220,681 listed in the table above represents the amount Mr. Welling would have received under the Company’s 2004 Sales Plan based on the Company’s performance in fiscal year 2006. For additional details regarding the Company’s incentive plans, please refer to “Elements of Compensation — Annual Short-Term Incentives” section of this Proxy Statement.
[2]	Represents the closing market price of the Company’s common stock on the date of grant.

[3]	Represents the grant date fair value of all restricted stock and options to purchase common stock granted to the Named Executive Officers in fiscal year 2007 in accordance with FAS 123R. For restricted stock awards, grant date fair value was calculated using the closing price of Company common stock on the grant date. For awards of options to purchase common stock, grant date fair value was calculated using the Black-Scholes value as of the grant date. The assumptions used in calculating the FAS 123R grant date fair value of these option awards are described in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase the Company’s common stock that had not been exercised and remained outstanding as of December 31, 2007, and (ii) each award of restricted stock that had not vested and remained outstanding as of December 31, 2007.

						Stock Awards
							Market
	Option Awards					Number	Value of
	Number of	Number of				of Shares	Shares or
	Securities	Securities				or Units	Units of
	Underlying	Underlying				of Stock	Stock
	Unexercised	Unexercised		Option		That	That
	Options	Options		Exercise	Option	Have Not	Have Not
	(#)	(#)		Price	Expiration	Vested[1]	Vested[2]
Name	Exercisable	Unexercisable		($)	Date	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)

Stephen A. Romano	—	—		—	—	1,666	39,118
	11,667	23,333	[3]	21.74	7/27/2016	—	—
Jeffrey R. Feeler	—	—		—	—	1,083	25,429
	6,667	13,333	[3]	21.74	7/27/2016	—	—
	—	7,000	[4]	23.48	12/6/2017	—	—
Steven D. Welling	—	—		—	—	833	19,559
	6,667	13,333	[3]	21.74	7/27/2016	—	—
	—	4,000	[4]	23.48	12/6/2017	—	—
John M. Cooper	—	—		—	—	833	19,559
	6,667	13,333	[3]	21.74	7/27/2016	—	—
	—	4,000	[4]	23.48	12/6/2017	—	—
Simon G. Bell	—	—		—	—	1,083	25,429
	6,667	13,333	[3]	21.74	7/27/2016	—	—
	—	7,000	[4]	23.48	12/6/2017	—	—

[1]	Shares of restricted stock awarded on August 10, 2006 vest ratably on August 10, 2007, August 10, 2008 and August 10, 2009, subject to the named executive officer remaining employed through such vesting dates. One half of the restricted stock awarded on December 6, 2007 vested upon grant and the remaining one half vests on December 6, 2008. These awards are not subject to performance-based conditions. The total number of shares and corresponding vesting dates for outstanding restricted stock awards for each Named Executive Officer are set forth in the supplemental table below.

Vest Date	Romano	Feeler	Welling	Cooper	Bell

8/10/2008	333	167	167	167	167
12/6/2008	1,000	750	500	500	750
8/10/2009	333	167	167	167	167

	1,666	1,083	833	833	1,083

[2]	Value determined based on closing price of Company stock on December 31, 2007 of $23.48.

[3]	These stock options, awarded on July 26, 2006, vest ratably on July 26, 2007, July 26, 2008 and July 26, 2009, subject to the Named Executive Officer remaining employed through such vesting dates.

[4]	These stock options, awarded on December 6, 2007, vest ratably on December 6, 2008, December 6, 2009 and December 6, 2010, subject to the Named Executive Officer remaining employed through such vesting dates.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information for each Named Executive Officer with respect to the exercise of options to purchase shares of the Company’s common stock during the 2007 fiscal year and the vesting of restricted shares during the same period.

	Option Awards
	Number of		Stock Awards
	Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
	Exercise	on Exercise[1]	on Vesting	on Vesting[2]
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Stephen A. Romano	50,000	572,750	1,334	29,491
Jeffrey R. Feeler	—	—	917	20,489
Steven D. Welling	—	—	667	14,746
John M. Cooper	—	—	667	14,746
Simon G. Bell	—	—	917	20,489

[1]	Reflects the product of (i) the number of shares acquired upon the exercise of the stock options, multiplied by (ii) the excess of (x) the average of the high and low price per share of the Company’s common stock on the date of exercise, over (y) the per share exercise price of the stock option.

[2]	Reflects the product of (i) the number of shares acquired upon vesting of restricted stock awards, multiplied by (ii) average of the high and low price per share of the Company’s common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into agreements and maintains certain plans and arrangements that require the Company or its successors to pay or provide certain compensation and benefits to its Named Executive Officers in the event of certain terminations of employment or a change of control. The compensation and benefits payable to Mr. Romano are addressed in his Amended and Restated Executive Employment Agreement. Compensation and benefits paid to Messrs. Feeler, Welling, Cooper and Bell are set forth in their respective Change-of-Control Agreements. The estimated amount of compensation and benefits payable or provided to each Named Executive Officer under various scenarios is summarized below. Upon any termination of employment, the Company would be obligated to pay the Named Executive Officer:

1. Any unpaid base salary through the termination date and any accrued vacation;

2. Any unpaid bonus earned for any fiscal year ending on or prior to the termination date;

3. Any un-reimbursed business expenses incurred through the termination date; and

4. All other payments or other benefits the Named Executive Officer may be entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit program or grant.

These payments are referred to below as the “Accrued Obligations.”

Termination

On January 31, 2007, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Romano which amended and restated in its entirety a February 11, 2003 employment agreement between him and the Company. The Amended and Restated Employment Agreement extends the term of Mr. Romano’s employment through December 31, 2009 and provides that his annual base salary will be at least $275,000 per year. Compensation due Mr. Romano in the event of termination from the Company is dependent upon the basis for separation.

For Cause or Without Good Reason — Under the terms of the Amended and Restated Employment Agreement, if Mr. Romano’s employment is terminated for cause or by Mr. Romano without good reason, vested and unvested options to purchase the Company’s common stock and all unvested shares of restricted stock would be automatically forfeited. The Company would pay him the Accrued Obligations.

Without Cause or for Good Reason — If Mr. Romano’s employment is terminated by the Company without cause or by Mr. Romano for good reason, in addition to the Accrued Obligations, he would be entitled to the following payments:

1. Continued vesting of stock options for a period of twelve (12) months following the termination date (such vested options to remain exercisable for the shorter of one year or the balance of the then-remaining term of the Amended and Restated Executive Employment Agreement);

2. Continued vesting of restricted stock grants for a period of twelve (12) months following termination; and

3. Continued medical, hospitalization, life insurance and disability benefits to which he was entitled at the termination date for a period of twenty-four (24) months following the termination date.

For purposes of Mr. Romano’s employment agreement, the definition of good reason includes, amongst other things, diminution of Mr. Romano’s duties and responsibilities, compensation arrangements or employee benefits or any material breach by the Company of the provisions of his employment agreement.

For purposes of Mr. Romano’s employment agreement, cause is defined as a determination by two-thirds of the members of the Board voting that the employee has: (a) engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) or misconduct; (b) engaged in conduct the consequences of which are materially adverse to the Company; (c) materially breached the terms of his employment agreement or any change in control or similar agreement in effect between employee and the Company, and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or (d) been convicted of (or has plead guilty or no contest to) any felony other than a traffic violation.

Death or Disability — If Mr. Romano’s employment is terminated due to death, the Company would pay his estate the Accrued Obligations. Should his employment be terminated due to disability, in addition to the Accrued Obligations, Mr. Romano would be eligible to participate in the Company’s long-term disability plan on a basis no less favorable to him than other Named Executive Officers. Whether terminated due to death or disability, (i) all stock options held at the termination date become 100% vested and remain exercisable for a period which is the shorter of one year, the then-remaining term of the stock option or the balance of the then-remaining term of the Amended and Restated Employment Agreement; and (ii) all restricted stock grants held at the termination date become 100% vested.

Retirement — If Mr. Romano’s employment is terminated by retirement, in addition to the Accrued Obligations, all restricted stock grants held at the termination date become 100% vested and all stock options held at the termination date become 100% vested and remain exercisable for the balance of the then-remaining term of the Amended and Restated Executive Employment Agreement. Based on a hypothetical termination of December 31, 2007, Mr. Romano would be entitled to the following, depending on the Basis for Termination identified in the first column:

						Medical,
						Hospital,
	Base					Life
	Salary/		Accrued			Insurance		Long-
	Accrued	Unreimbursed	Incentive/		Restricted	and		Term
	Vacation	Expenses	Bonus	Options	Stock	Disability		Disability		Total
Basis for Termination	($)	($)	($)	($)	($)	($)		($)		($)

For cause or without good reason	43,686	2,003	275,000	—	—	—		—		320,689
Without cause or for good reason[1]	43,686	2,003	275,000	20,301	31,299	12,654	[2]	—		384,943
Death	43,686	2,003	275,000	40,599	39,118	—		—		400,406
Retirement	43,686	2,003	275,000	40,599	39,118	—		—		400,406
Disability	43,686	2,003	275,000	40,599	39,118	47,083	[3]	198	[4]	447,687

[1]	Continued vesting of stock options and restricted stock for a period of twelve (12) months would result in 11,667 options vesting on July 27, 2008, 333 restricted shares vesting on August 10, 2008 and 1,000 additional restricted shares vesting on December 6, 2008. Fair market value on the date of vesting is assumed to equal the closing price on December 31, 2007 or $23.48.

[2]	Assumes payment of health and life insurance premiums for twenty-four (24) months.

[3]	Assumes payment of health and life insurance premiums for thirteen (13) weeks + short-term disability payments for thirteen (13) weeks.

[4]	Assumes payment of long-term disability premiums for ninety (90) days.

Change of Control

Change-of-control benefits are intended to encourage the cooperation and minimize potential resistance of executives and other key managers to potential change of control transactions that may be in the best interests of stockholders. The cash components of any change of control benefits are paid in a lump sum within forty-five (45) days following the date of the change of control.

For purposes of this section, change of control is defined to include any of the following events:

•	a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders immediately prior to such merger, consolidation or other reorganization; provided, however, that a public offering of the Company’s securities shall not constitute a corporate reorganization;

•	stockholder approval of the sale, transfer, or other disposition of all or substantially all of the Company’s assets;

•	stockholder approval of a plan of liquidation; or

•	any transaction as a result of which any person is the “beneficial owner”, directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities.

Mr. Romano’s Amended and Restated Employment Agreement provides that a change of control would also apply under a change in the composition of the Board of Directors, as a result of which fewer than 50% of the incumbent directors are directors who either (a) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a change in control or (b) were elected, or nominated for election to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved.

Mr. Romano’s Amended and Restated Employment Agreement and the Change-of-Control Agreements entered into between the Company and other key employees, including the other Named Executive Officers, provide for payments upon a change of control based on a multiple of base salary. Assuming a change of control event occurred on December 31, 2007 the following amounts would have been paid in a single lump sum within forty-five (45) days of such event.

			Change of
			Control
	Base Salary		Payout
Named Executive Officer	($)	Multiple	($)

Stephen A. Romano	275,000	2	550,000
Jeffrey R. Feeler	140,000	1	140,000
Steven D. Welling	130,000	1	130,000
John M. Cooper	130,000	1	130,000
Simon G. Bell	156,200	1	156,200

Termination Following Change of Control

Chief Executive Officer — If Mr. Romano’s employment is terminated without cause by the Company or by Mr. Romano for good reason within twelve (12) months following a change of control, the Company would pay Mr. Romano the Accrued Obligations and the following:

1. A pro rata portion of the cash bonus payable to him under a management incentive program earned during the year in which the change in control occurred, if any; and

2. Continued medical, hospitalization, life insurance and disability benefits to which he was entitled at the termination date for a period of twelve (12) months following the termination date.

In addition (i) all stock options held by Mr. Romano at the termination date would become 100% vested, and remain exercisable for a period which is the shorter of one year, the then-remaining term of the stock option or the balance of the then-remaining term of the Amended and Restated Employment Agreement; and (ii) all restricted stock grants held by Mr. Romano at the termination date would become 100% vested. The estimated total amount paid to Mr. Romano in the event of a change of control and termination on December 31, 2007 by the Company without cause or by Mr. Romano for good reason is as follows:

	Base					Medical,
	Salary/		Accrued		Accelerated	Hospital, Life
	Accrued	Unreimbursed	Incentive/	Accelerated	Restricted	Insurance
	Vacation	Expenses	Bonus	Options[1]	Stock[2]	and Disability[3]	Total
Change of Control Payout ($)	($)	($)	($)	($)	($)	($)	($)

550,000	43,686	2,003	275,000	40,599	39,118	4,989	955,395

[1]	“Spread between exercise price and market price as of December 31, 2007 multiplied by number of unvested options.

[2]	Market price as of December 31, 2007 multiplied by number of unvested restricted shares.

[3]	Assumes payment of health and life insurance premiums for twelve (12) months.

Depending on the nature of the termination, Mr. Romano’s receipt of benefits is subject to compliance with confidentiality, work product assignment, and non-competition/non-solicitation covenants more specifically described in the Amended and Restated Employment Agreement.

Vice Presidents — Change-of-Control Agreements for Messrs. Feeler, Welling, Cooper and Bell provide that in the event of involuntary termination by the Company without cause either (i) at the time of or within twelve (12) months following the occurrence of a change of control, or (ii) at any time prior to a change in control if the involuntary termination was at the request of an acquirer, these executive officers would be entitled to payment of the Accrued Obligations and (a) a pro rata portion of that year’s target/base bonus amount under the Company’s incentive plan that has accrued as of the date of the termination (the Company is required to pay the incentive bonus payment to the Named Executive Officer within forty-five (45) days of the date of such termination in a single lump sum), (b) the continuation of health insurance coverage at the Company’s expense for a period of twelve (12) months, and (c) accelerated vesting of any stock options or restricted stock awards that are outstanding as of the date of termination.

For purposes of Messrs. Feeler, Welling, Cooper and Bell’s Change-of-Control Agreements, cause is defined as misconduct, including but not limited to: (i) conviction of any felony or any crime involving moral turpitude or dishonesty which has a material adverse effect on the Company’s business or reputation; (ii) repeated unexplained or unjustified absences from the Company; (iii) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company which has a material adverse effect on the Company’s business or reputation; (iv) a material and willful violation of any state or federal law which if made public would materially injure the business or reputation of the Company as reasonably determined by the Board; (v) participation in a fraud or act of dishonesty against the Company which has a material adverse effect on the Company’s business or reputation; (vi) conduct which the Board determines demonstrates gross unfitness to serve; or (vii) intentional, material violation of any contract between him and the Company or any statutory duty to the Company that is not corrected within thirty (30) days after written notice. Whether or not the actions or omissions constitute cause shall be decided by the Board based upon a reasonable good faith investigation and determination. Physical or mental disability shall not constitute cause.

Assuming a change-of-control event occurred on December 31, 2007 followed by an immediate involuntary termination by the Company without cause, Messrs. Feeler, Welling, Cooper and Bell would have been entitled to the following:

		Base
	Change of	Salary/		Accrued			Accelerated
	Control	Accrued	Unreimbursed	Incentive/	Health	Accelerated	Restricted
Named Executive	Payout	Vacation	Expenses	Bonus	Insurance[1]	Options[2]	Stock[3]	Total[4]
Officer	($)	($)	($)	($)	($)	($)	($)	($)

Jeffrey R. Feeler	140,000	13,618	443	63,000	12,409	23,199	25,429	278,099
Steven D. Welling	130,000	23,279	535	116,855	12,409	23,199	19,559	325,836
John M. Cooper	130,000	19,474	—	58,500	7,170	23,199	19,559	257,902
Simon G. Bell	156,200	27,244	2,971	70,290	12,409	23,199	25,429	317,742

[1]	Assumes payment of health insurance premiums for twelve (12) months.

[2]	“Spread” between exercise and market price as of December 31, 2007 multiplied by number of unvested options.

[3]	Market price as of December 31, 2007 multiplied by number of unvested restricted shares.

[4]	Prior to receipt of payments and benefits, these Named Executive Officers would be required to execute an employee release addressing all rights and claims in existence at the time of such execution, but shall not include employee’s rights under the Change-of-Control Agreements, rights under any employee benefit plan sponsored by the Company; or rights to indemnification under the Company’s charter, bylaws or other governing instruments. Amounts paid in the case of a voluntary termination, death, or physical or mental disability are limited to the Accrued Obligations.

COMPENSATION OF DIRECTORS

The 2005 Non-Employee Director Compensation Plan, as amended (“2005 Plan”) defines the compensation arrangement for non-employee Directors. During 2007, Directors who were not employees of the Company or its subsidiaries received an annual fee of $16,000, payable quarterly. A non-employee Chairman of the Board was entitled to receive an additional fee of $20,000. Chairmen of the Corporate Governance and Compensation Committees were entitled to receive an additional fee of $4,000. The chairman of the Audit Committee was entitled to receive an additional fee of $8,000. Directors also received $1,000 for each meeting attended in person and $750 for each telephonic meeting lasting more than 30 minutes. Employee Directors receive no additional compensation for their service as directors. Mr. Romano is the only such director. Mr. Merrifield joined the Board on November 15, 2007 and received pro-rated director compensation for 2007.

During 2007, non-employee Directors also received an annual restricted stock award worth $25,000 at the time of election to the Board at the Annual Meeting of Stockholders. This restricted stock vests at the next annual meeting unless the grantee ceases to be a Director prior to the next annual meeting or does not attend at least 75% of the regularly scheduled meetings of the Board between the award and vesting date.

All directors are reimbursed for their reasonable travel and other expenses involved in attending Board and Committee meetings. Director compensation for the year ended December 31, 2007 for the Company’s non-employee Directors is set forth in the following table.

DIRECTOR COMPENSATION

	Fees
	Earned
	or Paid	Stock
	in Cash	Awards[1]	Total
Name	($)	($)	($)
(a)	(b)	(c)	(d)

Roy C. Eliff	31,500	25,180	56,680
Edward F. Heil	20,750	25,180	45,930
Kenneth C. Leung	40,750	25,180	65,930
Jeffrey S. Merrifield	5,000	1,968	6,968
John W. Poling, Sr.	35,500	25,180	60,680
Richard T. Swope	29,250	25,180	54,430

[1]	With the exception of Mr. Merrifield, the number of shares awarded each Director in 2007 was 1,200, equivalent to $25,000 divided by the fair market value of the stock on the award date rounded to the nearest 100 shares. The fair market value of the Company’s common stock on the award date of May 18, 2007 was $21.09. As of December 31, 2007, the aggregate number of restricted stock awards outstanding (not yet vested or forfeited) was 6,500 shares. The number and value of shares granted Mr. Merrifield is a reflection of his appointment to the Board in November 2007.

On April 4, 2008, the Board amended the 2005 Plan to provide that non-employee Directors’ compensation will be determined annually at the time the Board nomination slate is approved for inclusion in the proxy for the annual meeting of stockholders. The 2005 Plan was amended further to allow non-employee Directors the option of receiving an annual equity award of either restricted stock or an equivalent value of options to purchase the Company’s common stock.

On April 4, 2008, the Board approved the non-employee Board compensation effective for the 2008-2009 Board service period as follows:

Annual Cash Retainer, payable quarterly	$16,000
Equity Award[1]	$25,000
Non-employee Chairman of the Board[2]	$20,000
Committee Chairman Annual Fee:
Audit Committee	$12,000
Corporate Governance Committee	$8,000
Compensation Committee	$8,000
In-person meetings	$1,000
Telephonic meetings	$750

[1]	The type of equity award issued is at the non-employee Director’s option and can be in the form of restricted stock or options to purchase the Company’s common stock. Equity awards will vest over one year with vesting contingent on the non-employee Director attending at least 75% of the regularly scheduled Board meetings. Stock options will have a term no greater than ten (10) years with an exercise price equal to the fair value of the Company’s stock on the first business day after the election to the Board at the annual meeting of stockholders.

[2]	If Mr. Romano continues to serve as Chairman of the Board no chairman fee will be paid.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS

The following tables set forth, as of March 24, 2008, the beneficial ownership of the Company’s common stock by (a) each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company’s common stock; (b) each of the Company’s directors, director nominees and executive officers; and (c) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, to the knowledge of the Company each beneficial owner identified has sole voting and investment power for the shares indicated. The information provided in the tables below is based on our records, information filed with the SEC and information provided to the Company. Except as otherwise indicated, the address of each of the persons identified in the tables below is as follows: American Ecology Corporation, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706.

Beneficial ownership is determined in accordance with SEC rules. Shares of the Company’s common stock subject to options exercisable within sixty (60) days of March 24, 2008 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage of beneficial ownership is based upon 18,246,240 shares of common stock outstanding on March 24, 2008.

(a)  Beneficial Owners

Name and Address	Number of Shares	Percent of
of Beneficial Owner	Beneficially Owned	Class

Bank of New York Mellon Corp.	1,125,414[1]	6.2%
One Wall Street 31st Floor New York, New York 10286

Edward F. Heil	1,722,166	9.4%
8052 Fisher Island Drive Fisher Island, Florida 33109

[1]	Information obtained from Schedule 13G filed on February 14, 2008 wherein Bank of New York Mellon Corp. is identified to possess sole voting power of 1,104,836 shares and sole dispositive power of 1,125,414 shares.

(b)  Directors, Director Nominees and Executive Officers

		Right to Acquire
		(Exercisable
		within 60 days of
Directors and Director Nominees	Shares Owned	Record Date)	Total	Percent of Class

Victor J. Barnhart	—	—	—	*
Joe F. Colvin	—	—	—	*
Roy C. Eliff	8,300	10,000	18,300	*
Edward F. Heil	1,722,166	—	1,722,166	9.4%
Kenneth C. Leung	2,296	—	2,296	*
Jeffrey S. Merrifield	500	—	500	*
John W. Poling	1,200	—	1,200	*
Stephen A. Romano	227,749	11,667	239,416	1.3%
Richard T. Swope	4,300	—	4,300	*
Executive Officers
Stephen A. Romano	227,749	11,667	239,416	1.3%
Jeffrey R. Feeler	2,000	6,667	8,667	*
Steven D. Welling	1,500	6,667	8,167	*
John M. Cooper	1,500	6,667	8,167	*
Simon G. Bell	2,099	6,667	8,766	*
Eric L. Gerratt
(Vice President and Controller)	1,500	—	1,500	*
All directors, director nominees and executive officers as a group	1,975,110	48,335	2,023,445	11.1%

*	Represents less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, during 2007 the Company had no relationships or related transactions with its officers, directors or securities holders of more than five percent that would require disclosure under Securities and Exchange Commission Regulation S-K, Item 404.

On January 5, 2007 the Board authorized management to enter into an agreement with Sanders Morris Harris, Inc., of which Director Kenneth C. Leung is a Managing Director. This agreement provided for financial advisory services to be furnished to the Company for a monthly retainer plus expenses and potential transaction-based compensation. Pursuant to the Company’s Code of Ethics for Directors, the engagement of Sanders Morris Harris, Inc. and potential conflict with Mr. Leung’s position as director was brought to the attention of the Chairman of the Corporate Governance Committee and Chief Executive Officer. The Board determined that during the term of the agreement Mr. Leung was not an independent director. This agreement was subsequently amended by letter dated June 1, 2007 and terminated according to its terms on January 1, 2008. During 2007 a total of $20,000 was paid to Sanders Morris Harris, Inc. for these services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 (“Section 16”) requires that reports of beneficial ownership of common stock and preferred stock, and changes in such ownership, be filed with the SEC by Section 16 “reporting persons” including directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock, and certain trusts for which reporting persons are trustees. The Company is required to disclose in this Proxy Statement each reporting person whom it knows has failed to file any required reports under Section 16 on a timely basis. Based solely on review of Section 16 reports furnished to the Company and written statements confirming that no other reports were required, to the Company’s knowledge all Section 16 reports applicable to known reporting persons were timely filed throughout the year except for the following:

Director or Officer	Form Filed	Filing Date	Required Filing Date

Kenneth C. Leung, Director	Form 4	11/1/2007	10/31/2007

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any other relationship requiring disclosure by the Company under Item 402 or 404 of Securities and Exchange Commission regulations. During 2007, no executive officer of the Company served as:

•	a member of the Compensation Committee (or other board committee performing equivalent functions) of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company;

•	a director of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company; or

•	a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one in writing to the following address: Jeffrey R. Feeler, Secretary, American Ecology Corporation, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS

Management and the Board of Directors of the Company know of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

A copy of the Company’s Annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706 or may be accessed on the Internet at: www.americanecology.com.

EXHIBIT A

AMERICAN ECOLOGY CORPORATION

2008 STOCK OPTION INCENTIVE PLAN

1.	PURPOSE.

The purpose of this 2008 Stock Option Incentive Plan (the “Plan”) is to enable American Ecology Corporation (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any subsidiary of the Company and (ii) selected non-employee agents, consultants, advisers and independent contractors of the Company or any subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a subsidiary of the Company.

2.	SHARES SUBJECT TO THE PLAN.

Subject to adjustment as provided below and in Section 7, the total number of shares of Common Stock that may be issued under the Plan shall be 1,500,000 shares, all of which may be issued and outstanding pursuant to the exercise of Incentive and Non-Statutory Stock Options under the Plan or subject to Incentive and Non-Statutory Stock Options outstanding under the Plan. If an Option (defined herein) granted under the Plan expires, terminates or is canceled, the unissued shares subject to that Option shall again be available under the Plan.

3.	EFFECTIVE DATE AND DURATION OF PLAN.

3.1 Effective Date.  The Plan shall become effective as of May 23, 2008. No Incentive Stock Option (as defined in Section 5 below) granted under the Plan shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a stockholders meeting at which a quorum is present or by means of unanimous consent resolutions, and the exercise of any Incentive Stock Options granted under the Plan before approval shall be conditioned on and subject to that approval. Subject to this limitation, Options may be granted under the Plan at any time after the effective date and before termination of the Plan.

3.2 Duration.  The Plan shall continue in effect until all shares available for issuance pursuant to the exercise of Options under the Plan have been issued. The Board of Directors may suspend or terminate the Plan at any time except with respect to Options then outstanding under the Plan. Termination shall not affect any outstanding Options issued under the Plan. No stock options shall be granted more than ten years after the earlier of the effective date of the Plan or April 4, 2018 (the date of the Plan’s adoption by the Board of Directors).

4.	ADMINISTRATION OF THE PLAN.

4.1 Except as provided in the following sentence, the Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom Options shall be granted, the number of shares subject to the Options and the other terms and conditions of the Options. The Compensation Committee of the Board of Directors (the “Compensation Committee”) shall administer the Plan with respect to any Options granted to “covered employees” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the Compensation Committee shall have the full authority of the Board of Directors, as described herein, with respect to such Options. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2 Compensation Committee.  In addition to the authority of the Compensation Committee described in Section 4.1 hereof, the Board of Directors may delegate to the Compensation Committee any or all authority for administration of the Plan. The Compensation Committee shall be comprised solely of two or more “outside directors” (within the meaning ascribed to such term under the applicable regulations under Section 162(m) of the Code) who are “independent” as defined by applicable listing standards. If authority is delegated to the Compensation Committee, all references to the Board of Directors in the Plan shall mean and relate to the Compensation Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 8.

5.	TYPES OF AWARDS, ELIGIBILITY, LIMITATIONS.

5.1 Types of Awards.  The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Code, as provided in Sections 6.1 and 6.2 and (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options” and together with Incentive Stock Options, “Options”) as provided in Sections 6.1 and 6.3.

5.2 Eligibility.  Options may be granted to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, that only employees of the Company or any subsidiary of the Company (as defined in Subsection 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom Options shall be granted and shall specify the action taken with respect to each individual to whom an Option is granted.

5.3 Limitations on Grants.  No employee may be granted Options for more than an aggregate of 500,000 shares of Common Stock in the calendar year in which the employee is hired or granted Options for more than an aggregate of 200,000 shares of Common Stock in any other calendar year.

6.	OPTION GRANTS.

6.1 General Rules Relating to Options.

(a) Terms of Grant.  The Board of Directors may grant Options under the Plan. With respect to each Option grant, the Board of Directors shall determine the number of shares subject to the Option, the exercise price, the period of the Option, the time or times at which the Option may be exercised and whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option.

(b) Exercise of Options.  Except as provided in Section 6.1(d) or as determined by the Board of Directors, no Option granted under the Plan may be exercised unless at the time of exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the Option was granted. Except as provided in Sections 6.1(d) and 7, Options granted under the Plan may be exercised from time to time over the period stated in each Option in amounts and at times prescribed by the Board of Directors, provided that Options may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an Option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the Option.

(c) Nontransferability.  Each Incentive Stock Option and each other Option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, (ii) during the optionee’s lifetime, shall be exercisable only by the optionee, and (iii) shall, under no circumstances, be transferable in exchange for consideration.

(d) Termination of Employment or Service.

(i) General Rule.  Unless otherwise determined by the Board of Directors or otherwise set forth in the applicable option instrument, if an optionee’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.1(d)(ii) and (iii), his or her Option may be

exercised at any time before the expiration date of the Option or the expiration of thirty (30) days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the Option at the date of termination.

(ii) Termination Because of Total Disability.  Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates because of total disability, his or her Option may be exercised at any time before the expiration date of the Option or before the date twelve (12) months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the Option at the date of termination. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of twelve (12) months or more and that, in the opinion of the Company and two independent physicians, causes the optionee to be unable to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

(iii) Termination Because of Death.  Unless otherwise determined by the Board of Directors, if an optionee dies while employed by or providing service to the Company, his or her Option may be exercised at any time before the expiration date of the Option or before the date twelve (12) months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the Option at the date of death and only by the person or persons to whom the optionee’s rights under the Option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(iv) Amendment of Exercise Period.  The Board of Directors may at any time extend the 30-day and 12-month exercise periods any length of time not longer than the original expiration date of the Option. The Board of Directors may at any time increase the portion of an Option that is exercisable, subject to terms and conditions determined by the Board of Directors.

(v) Failure to Exercise Option.  To the extent that the Option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the Option shall cease and terminate.

(vi) Leave of Absence.  Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of Options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of Options shall be suspended during any other unpaid leave of absence.

(e) Purchase of Shares.

(i) Notice of Exercise.  Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an Option granted under the Plan only upon the Company’s receipt of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the Option and the date on which the optionee agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, as amended (the “1933 Act”), containing a representation that it is the optionee’s intention to acquire the shares for investment and not with a view to distribution.

(ii) Payment.  Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an Option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of an Option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the Option subject to future exercise.

(iii) Tax Withholding.  Each optionee who has exercised an Option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an Option or as a result of disposition of shares acquired pursuant to exercise of an Option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors, an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise of an Option or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

(iv) Reduction of Reserved Shares.  Upon the exercise of an Option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the Option.

(f) Option Repricing.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares as described in Section 7), the terms of outstanding Options may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options without stockholder approval.

6.2 Incentive Stock Options.  Incentive Stock Options shall be subject to the following additional terms and conditions:

(a) Limitation on Amount of Grants.  If the aggregate fair market value of stock (determined as of the date the Option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in Subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the Option or Options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the Option or Options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking Options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an Option is treated as an Incentive Stock Option and the remaining portion of the Option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the Option will be treated as the exercise of the Incentive Stock Option portion of the Option to the full extent permitted under the $100,000 limitation. If an optionee exercises an Option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

(b) Limitations on Grants to 10 percent Shareholders.  An Incentive Stock Option may be granted under the Plan to an employee possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in Subsections 424(e) and 424(f) of the Code) only if the Option price is at least 110 percent of the fair market value, as described in Section 6.2(d), of the Common Stock subject to the Option on the date it is granted and the Option by its terms is not exercisable after the expiration of five years from the date it is granted.

(c) Duration of Options.  Subject to Sections 6.1(b), 6.1(d) and 6.2(b), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it is granted.

(d) Option Price.  The Option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2(b), the Option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the Option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the Option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

(e) Limitation on Time of Grant.  No Incentive Stock Option shall be granted on or after the tenth (10th) anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance pursuant to the exercise of Options under the Plan, which action was subsequently approved within twelve (12) months by the stockholders.

(f) Early Dispositions.  If within two (2) years after an Incentive Stock Option is granted or within twelve (12) months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within thirty (30) days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3 Non-Statutory Stock Options.  Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

(a) Option Price.  The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors.

(b) Duration of Options.  Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors not to exceed ten (10) years from the date of grant.

7.	CHANGES IN CAPITAL STRUCTURE.

7.1 Stock Splits, Stock Dividends.  If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding Options, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

7.2 Mergers, Reorganizations, Etc.  In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one or more of the following alternatives for treating outstanding Options under the Plan and the Board of Directors need not take the same action with respect to all Options, nor treat all optionees identically:

(a) Outstanding Options shall remain in effect in accordance with their terms.

(b) Outstanding Options shall be converted into Options to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted Options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted Options shall be vested only to the extent that the vesting requirements relating to Options granted hereunder have been satisfied.

(c) The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding Options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised Options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate, in whole or in part, the exercisability of Options so that they are exercisable in full during that period.

(d) In the case of any Options the exercise price of which exceeds the Fair Market value of the underlying shares of Company Common Stock (determined in connection with the applicable Transaction), such Options may be cancelled with no further consideration due to the optionees.

7.3 Dissolution of the Company.  In the event of the dissolution of the Company, Options shall be treated in accordance with Section 7.2(c).

7.4 Rights Issued by Another Corporation.  The Board of Directors may also grant Options under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such Options are granted in substitution for, or in connection with the assumption of, existing Options granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

8.	AMENDMENT OF THE PLAN.

The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Section 8, however, no change in an Option already granted shall be made without the written consent of the optionee of the award if the change would adversely affect the optionee.

9.	APPROVALS.

The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

10.	EMPLOYMENT AND SERVICE RIGHTS.

Nothing in the Plan or any Option granted pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

11.	RIGHTS AS A STOCKHOLDER.

The recipient of any Option granted under the Plan shall have no rights as a stockholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

Adopted: April 4, 2008

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web AMERICAN ECOLOGY CORPORATION site and follow the instructions to obtain your records and to create an electronic voting instruction form. LAKEPOINTE CENTRE I 300 E. MALLARD DRIVE, SUITE 300 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS BOISE, ID 83706 If you would like to reduce the costs incurred by American Ecology Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to American Ecology Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: AMREC1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AMERICAN ECOLOGY CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors unanimously recommends a vote number(s) of the nominee(s) on the line below. FOR each of the listed nominees and FOR Proposals 2 and 3. Vote on Directors 0 0 0 1. Election of Directors: NOMINEES:
01) Victor J. Barnhart 05) Jeffrey S. Merrifield 02) Joe F. Colvin 06) John W. Poling, Sr. 03) Roy C. Eliff 07) Stephen A. Romano 04) Edward F. Heil
Vote on Proposals For Against Abstain
2. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending 0 0 0 December 31, 2008. 3. To approve the new American Ecology Corporation 2008 Stock Option Incentive Plan. 0 0 0
The undersigned acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report on Form 10-K, both dated April 9, 2008.
MATERIALS ELECTION
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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

AMERICAN ECOLOGY CORPORATION
The stockholder(s) hereby appoint(s) Stephen A. Romano and Jeffrey R. Feeler, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERICAN ECOLOGY CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., MDT on May 22, 2008 at Stoel Rives LLP, 101 S. Capitol Blvd., Suite 1900, Boise, Idaho 83702 and any adjournment or postponement thereof.